UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2015

BofI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4350 La Jolla Village Drive, Suite 140, San Diego, CA	92122
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 350-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 9, 2015, BOFI Federal Bank ("Bank"), a subsidiary of BOFI Holding, Inc. (“Registrant”), entered into a Change of Control Severance Agreement (the “Severance Agreement”) with Brian Swanson (“Mr. Swanson”), Executive Vice President and Chief Lending Officer of the Bank. The Severance Agreement amends the terms of Mr. Swanson’s employment as originally agreed on January 19, 2010. The amendment creates a severance program pursuant to which Mr. Swanson would be compensated upon severance for reasons other than for cause. The Severance Agreement provides that Mr. Swanson will be paid a cash severance payment equal to 200% of his then current annual salary, accelerated vesting of unvested equity incentive awards, and certain other benefits, in the event he is terminated by the Bank or its successor, other than for cause, on or prior to December 31, 2018, subject to automatic renewals as provided in the Severance Agreement.
A full description of the material terms of Mr. Swanson's compensation, as amended by the Severance Agreement, is attached hereto as Exhibit 99.1. A copy of the Severance Agreement is attached hereto as Exhibit 99.2. The foregoing descriptions of the Severance Agreement and Mr. Swanson's compensation are not complete and are qualified in their entirety by reference to Exhibits 99.1 and 99.2, which are incorporated herein by this reference.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

99.1 Description of Compensation of Brian Swanson
99.2 Change of Control Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: January 14, 2015	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
EVP and Chief Financial Officer